Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc.	info@liolios.com
561-478-8770	949-574-3860

HearUSA Updates Shareholder Rights Plan

West Palm Beach, Fla. – November 17, 2009 -- HearUSA, Inc. (NYSE Amex: EAR), the recognized leader in hearing care for the nation's top managed care organizations through a nationwide network of more than 2,000  hearing care providers, has updated and extended its shareholder rights plan, which has been in effect since December 14, 1999.

The rights plan is designed to ensure that the Company’s board of directors is able to take appropriate action to protect the interests of the Company and its stockholders. The plan would help the board to maximize stockholder value in the event of a change of control of the Company, and otherwise to resist actions that the board considers likely to injure the Company or its stockholders.

As originally contemplated by the rights plan, in the event of the acquisition of 15% or more of HearUSA's common stock by a person or group without the board’s prior consent, the holders of the rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. HearUSA will be able to redeem the rights at $0.01 per right at any time before the rights become exercisable, but thereafter only in limited circumstances. The rights will now expire November 16, 2019, unless the Company’s Board of Directors determines to redeem the Rights earlier.

In addition to extending the expiration date of the rights plan, the board of directors amended the plan to name American Stock Transfer and Trust Company, LLC, the Company’s current transfer agent, as the rights agent under the plan, update the amount of the purchase price payable on exercise of rights, expand the definition of “beneficial ownership” to include certain derivative instruments, establish a committee to conduct a periodic review of the plan, and include several other updating and technical corrections and clarifications.

About HearUSA, Inc.

HearUSA is the recognized leader in hearing care for the nation's top managed care organizations through its network of more than 2,000 hearing care providers, including 178 company-owned locations. HearUSA is the nation's only hearing care network accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation. HearUSA is also the administrator of the AARP Hearing Care program, designed to help millions of Americans aged 50+ who have untreated hearing loss. For more information about HearUSA visit www.hearusa.com, or go to www.hearingshop.com for a wide selection of hearing related products available for purchase online.